Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Edward J. Lawson, President and Chairman, 21st Century Holding Company
(954) 308-1257 or (954) 581-9993

                      21st CENTURY HOLDING COMPANY REPORTS
                  YEAR-END RESULTS AND RAISES FORWARD GUIDANCE

      Plantation, Florida, March 23, 2005 - 21st Century Holding Company (Nasdaq: TCHC), today reported results for the year ended December 31, 2004 (see attached tables).

      For the three months ended December 31, 2004, the Company reported a net loss of $510,302, or $0.08 per share on 6,025,593 undiluted or diluted shares, versus net income of $1,951,710 or $0.38 per share on 5,186,108 undiluted shares, or $0.35 per share on 5,562,467 diluted shares in the same three-month period last year.

      For the twelve months ended December 31, 2004, the Company reported a net loss of $10,857,774, or $1.86 per share on 5,847,327 undiluted or diluted shares, versus net income of $8,364,875 or $1.76 per share on 4,756,973 undiluted shares, or $1.67 per share on 5,022,938 diluted shares in the same twelve-month period last year.

      The net loss was due to the four hurricanes that hit Florida during the third quarter. During the three months ended December 31, 2004, the net loss consisted primarily of approximately $10.5 million of an approximate total of $43.6 million incurred for the year as a result of hurricane claims paid and reserved, net of reinsurance recoveries. Without the effects of the four hurricanes and the sale of our agencies and franchise operations, net income for the year ending December 31, 2004 would have been approximately $12.4 million.

      Net premiums earned increased $5.9 million or 50.1% to $17.5 million for the three months ended December 31, 2004, as compared to $11.6 million for the same three-month period last year. Net premiums earned increased $23.9 million or 56.5% to $66.2 million for the twelve months ended December 31, 2004, as compared to $42.3 million for the same twelve- month period last year.

      Total revenues increased $6.2 million or 42.8% to $20.6 million for the three months ended December 31, 2004, as compared to $14.5 million for the same three-month period last year. Total revenues increased $23.0 million or 42.9% to $76.6 million for the twelve months ended December 31, 2004, as compared to $53.6 million for the same twelve-month period last year.

      Edward J. (Ted) Lawson, President & Chairman of the Board, said, "The cumulative effect of four devastating hurricanes hitting us last year was a compression of earnings in 2004 which has now been reported and is behind us. Going forward it is our belief that there will now be an equal and opposite reaction. We are now forecasting an acceleration of earnings much greater than would have been expected had this event not happened. This will come about due to rate increases, better selection of risk, better catastrophic risk modeling, and a greater diversification of profitable lines of business in other states. These results will start to become apparent when we report our first quarter numbers ending March 31st, in about four weeks. Forward guidance is now being increased from $0.65 per share in our first quarter to $0.70-$0.75 per share and year-end guidance is also being increased from $2.67 per share to $2.75-$2.80 per share. Both of these results will be records for the company."

      Mr. Lawson continued, "In closing, both myself and our management team strongly believe that we are now on the path for substantial revenue and profitability growth for the company in 2005 and for many more years to come."

      The Company will hold an investor conference call at 4:30 PM (ET) today, March 23, 2005. Mr. Lawson, Mr. Richard A. Widdicombe, CEO, and Mr. J. Gordon Jennings III, CFO, will discuss the financial results and review the outlook for the Company. Messrs. Lawson, Widdicombe and Jennings invite interested parties to participate in the conference call. Listeners can access the conference call by dialing toll free 888-460-6235. Please call at least five minutes in advance to ensure that you are connected prior to the presentation.

About the Company

      The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, general liability insurance, mobile home insurance and homeowners' property and casualty insurance in the State of Florida. The Company underwrites general liability coverage as an admitted carrier in the States of Louisiana, Texas and Alabama for more than 300 classes of business, including special events, as well as homeowners' coverage in the State of Louisiana. The Company also operates as an approved (non-admitted) carrier in the States of Georgia and Kentucky offering the same general liability products. In addition, the Company has underwriting authority and processes claims for third party insurance companies. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

      Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company's business; dependence on investment income and the composition of the Company's investment portfolio; the adequacy of the Company's liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

                                     #####

                          21st CENTURY HOLDING COMPANY
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                         Three Months Ended December 31,   Twelve Months Ended December 31,
Revenue:                                                      2004             2003              2004              2003
                                                          -------------    -------------    -------------    -------------
    Gross premiums written                                $  26,732,455    $  16,431,631    $ 100,662,025    $  72,991,434

    Gross premiums ceded                                     (9,936,191)      (3,667,440)     (15,485,917)     (22,090,644)
                                                          -------------    -------------    -------------    -------------

         Net premiums written                                16,796,264       12,764,191       85,176,108       50,900,790

    Decrease in prepaid reinsurance premiums                  2,430,205         (877,198)      (2,904,716)      (3,427,818)
    Decrease (increase) in unearned premiums                 (1,687,785)        (266,205)     (16,030,048)      (5,188,177)
                                                          -------------    -------------    -------------    -------------
         Net change in prepaid reinsurance premiums and
                unearned premiums                               742,420       (1,143,403)     (18,934,764)      (8,615,995)
                                                          -------------    -------------    -------------    -------------

         Net premiums earned                                 17,538,684       11,620,788       66,241,344       42,284,795
    Finance revenue                                             843,269        1,080,002        3,667,837        4,327,675
    Managing general agent fees                                 551,377          434,122        2,039,783        2,328,681
    Net investment income                                     1,029,934          395,031        3,171,620        1,624,216
    Net realized investment gains (losses)                      427,290          777,867          688,676        2,231,333
    Other income                                                222,866          142,612          762,164          791,718
                                                          -------------    -------------    -------------    -------------
         Total revenue                                       20,613,420       14,450,422       76,571,424       53,588,418
                                                          -------------    -------------    -------------    -------------

Expenses:
    Loss and loss adjustment expenses                        18,607,233        6,905,242       74,992,781       27,508,979
    Operating and underwriting expenses                       2,323,355        2,826,629        8,139,812        7,249,440
    Salaries and wages                                        1,742,864        1,506,597        6,134,168        5,425,538
    Interest expense                                            455,670          319,560        1,087,494          606,910
    Policy acquisition costs, net of amortization             3,776,902           60,134        8,422,808         (854,279)
                                                          -------------    -------------    -------------    -------------
         Total expenses                                      26,906,024       11,618,162       98,777,063       39,936,588
                                                          -------------    -------------    -------------    -------------

Income before provision for income tax expense               (6,292,604)       2,832,260      (22,205,639)      13,651,830
Provision (benefit) for income tax expense                   (4,328,814)         584,024       (8,600,911)      (4,357,961)
                                                          -------------    -------------    -------------    -------------
         Net income (loss) from continuing operations     $  (1,963,790)   $   2,248,236    $ (13,604,728)   $   9,293,869

Discontinued operations:
         Income (loss) from discontinued operations           4,657,435         (373,554)       4,483,577       (1,364,605)
         (including gain on disposal of $5,384,050)
Provision (benefit) for income tax expense                    3,203,947          (77,028)       1,736,624          435,611
                                                          -------------    -------------    -------------    -------------
         Income (loss) on discontinued operations             1,453,488         (296,526)       2,746,953         (928,994)
                                                          -------------    -------------    -------------    -------------
         Net income (loss)                                $    (510,302)   $   1,951,710    $ (10,857,774)   $   8,364,875
                                                          =============    =============    =============    =============
Basic net income (loss) per share from continuing
operations                                                $       (0.32)   $        0.44    $       (2.34)   $        1.96
                                                          -------------    -------------    -------------    -------------

Basic net income (loss) per share from discontinued
operations                                                $        0.24    $       (0.06)   $        0.47    $       (0.20)
                                                          -------------    -------------    -------------    -------------

Basic net income (loss) per share                         $       (0.08)   $        0.38    $       (1.86)   $        1.76
                                                          =============    =============    =============    =============

Fully diluted net income (loss) per share from
continuing operations                                     $       (0.32)   $        0.40    $       (2.34)   $        1.85
                                                          -------------    -------------    -------------    -------------

Fully diluted net income (loss) per share from
discontinued operations                                   $        0.24    $       (0.05)   $        0.47    $       (0.18)
                                                          -------------    -------------    -------------    -------------

Fully diluted net income (loss) per share                 $       (0.08)   $        0.35    $       (1.86)   $        1.67
                                                          =============    =============    =============    =============

Weighted average number of common shares outstanding          6,025,593        5,186,108        5,847,327        4,756,973
                                                          =============    =============    =============    =============

Weighted average number of common shares outstanding
(assuming dilution)                                           6,025,593        5,562,467        5,847,327        5,022,938
                                                          =============    =============    =============    =============

Dividends declared per share                              $        0.08    $        0.08    $        0.08    $        0.25
                                                          =============    =============    =============    =============

                          21st CENTURY HOLDING COMPANY
                               Balance Sheet Data
                                   (Unaudited)

                                                          Period Ending
                                                     12/31/04          12/31/03
                                                     --------          --------

Total Cash & Investments                           $ 90,509,879     $ 54,060,589
Total Assets                                       $163,601,372     $106,695,593
Unpaid Loss and Loss Adjustment Expense            $ 46,570,679     $ 24,570,198
Total Liabilities                                  $138,624,637     $ 74,649,217
Total Shareholders' Equity                         $ 24,976,735     $ 32,046,376

Premium Breakout

Line of Business                                         12/31/04    12/31/03

Automobile                                                 24.1%       67.5%
Homeowners                                                 62.0%       23.0%
General Liability                                          12.4%        7.1%
Mobile Home Owners                                          1.5%        2.4%
                                                          -----       -----

Gross Written Premiums                                    100.0%      100.0%